Exhibit 10.42

Description of 2012 agreement between Christian Zugel and other holders of equity interests in ZAIS Group, LLC

Under the terms of an agreement dated February 27, 2012 by and between Christian Zugel, as managing member of ZAIS Group, LLC (“Mr. Zugel”), and holders of equity interests in ZAIS Group, LLC as of such date, Mr. Zugel is entitled to receive 10% of the net incentive income with respect to a certain managed account, after deducting certain employee compensation payments and payments made to external marketers.